McCaw Employee Plans

     1. There is hereby established a bonus pool consisting in the aggregate of $113 million which shall be payable to employees of the Company and its subsidiaries as of the date hereof, conditioned on closing under the Agreement, in such amounts as shall be determined by the Committee described below, provided that such bonuses shall be payable in three installments, 50% to be paid at such closing, 25% to be paid on the first anniversary of closing, and 25% to be paid on the second anniversary (except in the case of any such person entitled to receive $5,000 or less in the aggregate, in which case such bonus shall be payable in two equal installments, one such installment to be paid at closing and the second to be paid on the first anniversary of closing), in each case to such persons who remain employed by, or serve as an officer of, the Company, AT&T or any of their subsidiaries at such times. The amount of such payment to any person shall be based upon such person's compensation, overall contributions to the Company, longevity with the Company and such other factors as may be determined appropriate by the Committee in its discretion.

     2.   (a)   There is hereby established an Executive Separation
Plan for certain highly-compensated executives of the Company and its Subsidiaries. Such plan will provide a benefit in an aggregate amount not to exceed $35.5 million which will be paid to certain of such executives in the event such executive is terminated (other than for cause) on or after such closing or such executive voluntarily or involuntarily terminates his employment within six months following an adverse change in such executive's working conditions on or after such closing. With respect to any executive, the amount of such benefit payment would be based upon such executive's compensation, overall contributions to the Company, longevity with the Company and such other factors as may be determined appropriate by the Committee in its discretion. The amount payable to any executive in the event of termination on or prior to February 28, 1995 (the "Initial Amount") shall be determined by the Committee; the amount payable to any executive in the event of termination after February 28, 1995 shall be 60% of the Initial Amount and after February 28, 1996 shall be 25% of the
Initial Amount.   No benefit payment shall be made after February
28, 1997. For purposes of the foregoing, an executive shall not be deemed to be terminated if such executive remains employed by, or serves as an officer of, the Company, AT&T or any of their subsidiaries.

          (b) There is also hereby established a severance process under which payments will be paid to certain employees who earned less than $115,000 in 1993 in the event such employee is terminated (other than for cause) on or after such closing or such employee voluntarily or involuntarily terminates his employment within six months following an adverse change in such employee's working conditions on or after such closing. The amount payable to any employee in the event of termination on or prior to February 28, 1995 (the "Initial Amount") shall be 200% of such employee's total 1993 compensation; the amount payable to any employee in the event of termination after February 28, 1995 shall be 60% of the Initial Amount and after February 28, 1996 shall be 25% of the Initial Amount. No severance payment shall be made after February
28, 1997.   For purposes of the foregoing, an employee shall not be
deemed to be terminated if such employee remains employed by, or serves as an officer of, the Company, AT&T or any of their subsidiaries.

          (c) In addition, such employees and executives would also receive any unpaid installment of the bonus pool provided for above unless such person was terminated by the Company for consistently poor performance (and such person has received substantially contemporaneous written notices of the alleged instances of such poor performance). In the event it shall be determined that all or any portion of any severance or benefit payment or any accelerated installment of the bonus pool (individually and collectively a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, including any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax") then such person shall be entitled to receive an additional payment or payments (individually and collectively, a "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that, after payment by such person of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any Excise Tax and federal, state and local income taxes imposed upon the Gross-Up Payment, such person retains an amount of the Gross-Up Payment equal to the "Resulting Excise Tax." The Resulting Excise Tax shall be computed by first determining the Excise Tax that would be payable by such person if all compensation and benefits from the Company and any affiliate, excluding the severance payments and any accelerated installment of the bonus pool, were taken into account, and subtracting the result from the Excise Tax that would be payable by such person if all compensation and benefits from the Company and any affiliate were
taken into account.   For purposes of computing the Gross-Up
Payment, all taxes shall be assumed to be imposed at the highest relevant tax rate. The Company shall remit the Gross-Up Payment to such person within 30 business days following notice from such person requesting such payment, together with reasonable documentation of such person's determination of the amount thereof (including, if so requested by the Company and at the Company's expense, a certification from a reputable accountant, chosen by the Company, as to the liability of such person for such Excise Tax).

          (d) Any purported adverse change in any employee's or executive's working conditions shall be communicated in writing to the Company, and shall indicate in reasonable detail the facts and circumstances claimed to constitute such adverse change. The Company shall have up to 30 days to remedy the purported adverse change prior to such event being considered an adverse change for purposes of this Agreement.

          (e)  For purposes of the foregoing:

               (i)  "For cause" means:

                    (x) commission of act(s) or omission(s) which have, have had, or are likely to have a material adverse effect on the business, operations, financial conditions or reputation of the Company;

                    (y) conviction (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude;

                    (z)  gross omission or gross dereliction of
               any statutory or common-law duty of loyalty to the Company.

               (ii) "Adverse change in such employee's or executive's working conditions" means the occurrence, without such person's express consent, of any of the following:

                    (w) a reduction in such person's annual base salary or annual salary increases or bonus opportunities in the absence of overall poor performance as documented in the annual performance review (if such person has received substantially contemporaneous written notices of the alleged instances of such poor performance);

                    (x)  a material reduction in such person's
               scope of responsibility, authority or other conditions of employment;

                    (y)  a notice of change of such person's job
               location to one more than 40 miles from his present location; and

                    (z)  a decrease in executive perquisites (if
               applicable) or other employee benefits in the aggregate, except changes in the general welfare and benefit plans of the Company in a manner consistent with similar plans applicable to AT&T employees in general, which changes on the whole (after consideration of any additional benefits provided after closing) are not material decreases.

     3. Any dispute under the foregoing resolutions or the letter referred to in paragraph 4 below as concerns any person shall be referred for a decision to a Review Board, consisting of representatives of both the Company and AT&T, which shall fully examine, consider and report upon all issues raised therein within 30 days after request by such persons. If such person remains unsatisfied, such dispute thereafter shall be settled exclusively by arbitration by a neutral arbitrator selected by the parties, held in accordance with the rules of the American Arbitration Association and conducted in the city nearest to such person's place of employment in which there is an office of the American Arbitration Association. The decision of the neutral arbitrator shall be final, conclusive and binding on all interested parties and no action at law or in equity shall be instituted or further prosecuted. The Company shall pay on a current basis all legal expenses incurred by such person in connection with such arbitration unless the arbitrator finds the Company to be without liability, in which case such person and Company shall each bear all its own costs.

     4. The amount of each such payment under paragraphs 1 and 2 above for each person shall be determined by a Committee composed of Craig McCaw and Wayne Perry by September 30, 1993, provided the amount determined for Craig McCaw and Wayne Perry shall be set by the Compensation Committee. Promptly upon the determination of such amounts, the appropriate officers of the Company shall confirm to each person his entitlement to the bonus and severance payments established pursuant to and in accordance with the terms and conditions of this resolution by an appropriate letter, which letter shall be binding upon the Company.